Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser-Pearlman (954) 769-7342 keyserk1@autonation.com

AutoNation Authorizes Additional $250 Million For Share Repurchase

FORT LAUDERDALE, Fla., March 23, 2012 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today that its Board of Directors has authorized the repurchase of up to an additional $250 million of the Company’s common stock. Prior to the increased authorization, AutoNation had utilized substantially all of the amounts previously authorized by its Board of Directors under its share repurchase program. AutoNation has approximately 124.6 million shares outstanding as of March 23, 2012.

About AutoNation, Inc.

AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 260 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer. Follow us at www.facebook.com/autonation and www.twitter.com/autonation.

For additional information about AutoNation, please visit investors.autonation.com or www.autonation.com.